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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 11-K



         ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
[X]      SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended March 31, 1996

                                       OR

[ ]      TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934


For the transition period from ____________ to ____________.

Commission file number: 0-24358


         A.      Full title of the Plan:

                 ML Bancorp Savings Plan

         B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                       ML Bancorp, Inc.
                       Two Aldwyn Center
                       Villanova, Pennsylvania 19063





                        AS FILED ON JANUARY 21, 1997

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ITEM 1.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)    Financial statements (filed in Exhibit 1 hereto):

                  Independent Auditor's Report

                  Statement of Net Assets Available for Plan Benefits, March 31, 1996

                  Statement of Changes in Net Assets Available for Plan Benefits, Year Ended March 31, 1996

                  Notes to Financial Statements

                  Schedules

      (b)    Exhibits:

             1.   Financial statements required by Item 1(a)

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                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                ML BANCORP SAVINGS PLAN

                                TRUSTEES


January 17, 1997                By:    /s/Dennis S. Marlo
                                       ----------------------------------------
                                       Dennis S. Marlo, Trustee


                                By:    /s/Brian M. Hartline
                                       ----------------------------------------
                                       Brian M. Hartline, Trustee


                                By:    /s/Sharon Taggart
                                       ----------------------------------------
                                       Sharon Taggart, Trustee